Exhibit 10.1

Verra Mobility

Annual Incentive Bonus Plan

Effective January 1, 2019

PURPOSE

The Verra Mobility Corporation (the “Company” or “Verra Mobility”) Annual Incentive Bonus Plan (the “Plan”) is an annual incentive compensation plan intended to motivate and reward selected employees in leadership positions

ELIGIBILITY

Eligibility to Participate

General.  An employee is eligible to participate in the Plan if he or she (i) is employed by Verra Mobility or one of its direct or indirect subsidiaries and, in each case, is not covered by a Collective Bargaining Agreement; (ii) is classified by the Company as a manager level or higher, (iii) does not participate in a different Verra Mobility incentive or commission plan and (iv) is approved as a participant by the Company’s Chief People Officer (“CPO”) and Chief Executive Officer (“CEO”) for participation in the Plan for the applicable Plan Year (a “Participant”).  A Plan Year begins on January 1 and ends on December 31 of the same calendar year.

Part Year Participation.  If an employee becomes eligible to participate in the Plan during the Plan Year due to promotion or otherwise (as opposed to the beginning of the Plan Year), such Participant may be entitled to a pro rata portion of any annual incentive bonus opportunity based on the period of time after he or she began participating in the Plan.  If during the Plan Year a Participant becomes ineligible to participate in the Plan, the employee may be eligible to receive a pro rata payment of any annual incentive bonus opportunity based on the period of time before he or she became ineligible to participate in the Plan, provided that the employee remains employed by the Company or its direct or indirect subsidiaries on the Payment Date (as defined below) and the other required criteria to receive an annual incentive bonus are met.

Eligibility to Receive Payment -- To be eligible to receive any payment under the Plan, a Participant must be employed by the Company on both the last day of the Plan Year and the date on which the Company actually pays incentive bonuses under the Plan for the prior Plan Year (the “Payment Date”).  However, if the Company terminates a Participant’s employment without cause (as determined by the Company in its sole discretion) after the end of the relevant Plan Year but before the Payment Date, the Company may, in its sole discretion, pay all or a pro rata portion of the Participant’s annual incentive bonus for that relevant Plan Year.  Any termination of employment before the Payment Date disqualifies the Participant from receiving any payment under this Plan (with the exception discussed in the prior sentence).

ANNUAL INCENTIVE BONUS COMPONENTS

General -- A Participant’s annual incentive bonus will be based on the following components, which will apply and be weighted depending on the Participant’s employment classification (See Exhibit 1):

•	Company-wide (“Consolidated”) Adjusted EBITDA (Earnings Before Interest Taxes Depreciation and Amortization);
•	Business Unit (“BU”) Adjusted EBITDA;
•	Consolidated Revenue;

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•	BU Revenue; and
•	Individual performance.

The applicable EBITDA and applicable Revenue components of a Participant’s annual incentive bonus may be calculated up to 200% (based on actual performance against target, as shown in Exhibit 2), and the individual performance component may be calculated up to 200%.  In no event may a Participant receive more than 200% of his or her total annual Target Bonus, with the sole exception of payments made in connection with the Company’s requirement to payout 90% of the Bonus Payment Accrual (as discussed below).

Determination of EBITDA and Revenue Targets – During the first quarter of the Plan Year, or as reasonably practical thereafter (or after any amendment to the Plan), the EBITDA and Revenue targets will be determined by the Company’s Chief Financial Officer and approved by the CEO and Board of Directors, and thereafter communicated to Participants.

EBITDA Performance Threshold – A Participant will be entitled to a payment under this Plan only if both (a) the actual level of Consolidated EBITDA performance for the Plan Year equals or exceeds 85% of the Consolidated EBITDA target for such Year and (b) the actual level of EBITDA performance for the Plan Year equals or exceeds 85% of the Participant’s applicable EBITDA target for such year (if different) (collectively, the “EBITDA Threshold”).  See Exhibit 2.  If the EBITDA Threshold is not met, no bonus payment will be paid to the Participant under this Plan.

Total Annual Incentive Calculation -- If the EBITDA Threshold is satisfied, the Participant’s annual incentive opportunity will be based on the components and weighting according to the Participant’s job classification as set forth in Exhibit 1, and for the financial components, the performance against the applicable EBITDA and applicable Revenue targets as set forth in Exhibit 2.  A Participant’s individual performance shall be initially determined by the Participant’s supervisor, and is subject to the CEO’s approval and discretion, with the exception of the CEO and Executive Officers (ELT members), whose individual performance shall be determined by the Company’s Board of Directors (or the Compensation Committee) in their discretion.

PAYMENTS UNDER THE PLAN

Participant’s Annual Incentive Target Bonus and Payout Calculation -- A Participant’s annual incentive bonus opportunity is established as a percentage of his or her base pay (“Target Bonus”).  Participants will be notified of their target bonus during the first quarter of a Plan Year or as reasonably practical thereafter (or, for new hires or transfers into eligible positions during the year, at or around the time of such eligibility) or after any amendment to the Plan.  Employees whose job classification is changed during the plan year such that the new job title qualifies for a higher or lower target bonus and/or the Participant is subject to a different Division EBITDA and/or Revenue target shall have their annual bonus pro-rated to reflect the time in each position according to the applicable target(s).

The annual incentive bonus is calculated using the Participant’s base salary actually paid during the Plan Year.

Final Approval of Incentive Bonuses -- All amounts paid to Participants under the Plan must be approved by the CEO prior to payment, with the exception of the CEO and Executive

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Officers (ELT members), whose payments must be approved by the Company’s Board of Directors (or the Compensation Committee).  The total amount of all bonus payments made for a Plan Year must equal or exceed 90% of the total amount of bonus payments accrued as of December 31 of the Plan Year on a consolidated basis (such total being the “Bonus Payment Accrual”).  In the event that the calculated aggregated bonus payments scheduled to be made on the Payment Date total less than 90% of the Bonus Payment Accrual, the Company shall, in a method determined in its sole discretion, increase the amounts payable to eligible Participants such that the total aggregate bonus payments actually paid on the Payment Date equal or exceed 90% of the Bonus Payment Accrual.

Payment Date -- Subject to all other requirements of this Plan, the Payment Date shall be after the Company’s books are closed for the fiscal year, but no later than March 15 of the year following the year for which the incentive bonus was earned.

Tax Withholding -- All payments made under the Plan are subject to appropriate federal, state and local withholding and any other deductions required by applicable law.  Payments will generally be taxed as supplemental wages, rather than at the wage withholding rate on regular wages.

401(k) Deferrals on Payments -- Unless otherwise specified in the Company 401(k) plan, Participants will have their regular 401(k) deduction withheld from amounts paid under the Plan according to each Participant’s 401(k) election as in effect on the Payment Date, subject to the applicable annual maximum contribution limit and other applicable terms of the 401(k) plan.  If a Participant wishes to change his or her 401(k) deductions from any payment under the Plan, it is the Participant’s responsibility to timely designate how much, if any, additional (or reduced) 401(k) contribution should be withheld.

OTHER IMPORTANT INFORMATION ABOUT THE PLAN

Plan Year -- The Plan Year begins January 1 and ends the following December 31 of each calendar year.

Adjusting Performance Components—The Company shall have the absolute and discretionary right to adjust the annual incentive bonus components, or to exclude items from the calculation of any achieved targets, during a Plan Year if it determines that external changes or other business conditions require changes to be made. Any such adjustment shall apply to all Plan Participants.

Corporate Event -- In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, spin-off, reorganization or liquidation, any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, the assets of the Company, the Company will select, prior to the consummation of the transaction, one of the following alternatives: this Plan: (a) shall remain in effect in accordance with its terms; (b) shall remain in effect in accordance with its terms, but shall be assumed by the surviving corporation; (c) will terminate, along with any future accruals, as of the consummation of the transaction and all payments under this Plan shall be pro-rated based upon the number of days that have elapsed in the Plan Year up to the date of the Corporate Event, calculated based on the attainment of performance criteria as of the transaction date, and paid within 30 days after the closing of the transaction or (d) will terminate, and all payments will be made to Plan Participants based on each Participant’s annualized base salary (i.e., not on a pro rata basis, but rather a full year basis),

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calculated based on the attainment of performance criteria as of the transaction date, and paid within 30 days after the closing of the transaction.

Severability -- In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not be included.

Amendment/Termination -- The Company may, from time to time, amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  The Company also has the sole and absolute discretion to determine the standard or formula pursuant to which the performance components and each Participant’s annual incentive bonus shall be calculated, whether all or any portion of the bonus so calculated will be paid, and the specific amount, if any, to be paid to each Participant.  The Company reserves the sole and absolute right to interpret the Plan.  Any exceptions to this Plan document must be approved in writing by both the CEO and the CPO prior to communication to any Participant.

No Continued Right to Employment -- Neither the establishment of the Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company shall be held or construed to confer upon any Participant or other person or entity any legal right to receive, or possess any interest in, an incentive bonus payment, or any legal right to be continued in the employ of the Company for any particular period of time.  Participation in the Plan does not change the “at will” nature of a Participant’s employment with the Company.

Applicable Law -- All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Arizona. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Arizona without reference to principles of conflicts of law thereof. In the event of any proceeding to enforce any provision of this Agreement, the prevailing party shall recover its attorneys’ fees, expenses, and costs of investigation.

Code Section 409A -- The benefits provided under this Plan shall be paid in such a manner to satisfy the short-term deferral exception to the application of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent that those benefits become subject to Section 409A of the Code, the terms of this Plan shall be construed and administered in a manner calculated to meet the requirements of Section 409A, or an exception thereto, and all applicable guidance, rulings and regulations. To the extent a provision of the Plan is contrary to or fails to address the minimum requirements of Section 409A of the Code and all applicable guidance, rulings and regulations, the Company may, in its sole discretion take such steps as it deems reasonable to provide the coverage or benefits provided  under the Plan so as to comply with Section 409A of the Code and all applicable guidance rulings and regulations; provided, however, that any and all tax liability and penalties resulting from non-compliance with Section 409A of the Code shall remain the Participant’s sole responsibility. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to a Participant. Each Participant shall be solely responsible for his or her tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

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Exhibit 1 – Annual Incentive Components & Corresponding Weighting by Job Classification:

	WEIGHTING OF PERFORMANCE COMPONENTS BY JOB CLASSIFICATION
JOB CLASSIFICATION	Adjusted Consolidated EBITDA*	Consolidated Revenue	Adjusted BU EBITDA*	BU Revenue	Individual Performance
CEO	65%	35%	--	--	--
Shared Services ELT	50%	30%	--	--	20%
BU ELT	--	--	50%	30%	20%
Shared Services Participants (excluding ELT)	45%	25%	--	--	30%
BU Participants (excluding ELT)	--	--	45%	25%	30%

*No incentive payments will be made unless both (a) the actual level of Consolidated EBITDA performance for the Plan Year equals or exceeds 85% of the Consolidated EBITDA target for such Year and (b) the Participant’s applicable EBITDA performance component (if different) exceeds the 85% Threshold.

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Exhibit 2 – 2019 Adjusted EBITDA and Revenue Performance Schedule

Bonus payments for a Participant’s EBITDA and Revenue components are calculated based upon the following schedule:

% of Target Goal Achieved	Payout % of Component
85	50.00
86	53.33
87	56.67
88	60.00
89	63.33
90	66.67
91	70.00
92	73.33
93	76.67
94	80.00
95	83.33
96	86.67
97	90.00
98	93.33
99	96.67
100	100.00
101	105
102	110
103	115
104	120
105	125
106	130
107	135
108	140
109	145
110	150
111	155
112	160
113	165
114	170
115	175
116	180
117	185
118	190
119	195
120	200
No Additional Payout Above This

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